EXHIBIT 99.2

374Water Publishes Updated Investor Presentation as EPA’s First-Ever

 PFAS TECH Strategy Names Supercritical Water Oxidation

EPA’s new strategy calls for PFAS destruction technologies at military facilities, Superfund sites and wastewater plants. 374Water’s AirSCWO has already been validated at 99.999% PFAS destruction and is operational.

MORRISVILLE, NC / ACCESS Newswire / October 29, 2026 / 374Water Inc. (NASDAQ: SCWO) (“374Water” or the “Company”), a leading cleantech and environmental services company deploying supercritical water oxidation (“SCWO”) technology for the permanent destruction of PFAS and other organic waste streams, today published its updated October 2026 Investor Presentation. The presentation arrives days after the U.S. Environmental Protection Agency (“EPA”) launched its first agency-wide PFAS technology strategy, which identifies supercritical water oxidation as a destruction technology to advance through testing and partnerships.

The presentation is available on the Investor Relations section of the Company’s website at www.374water.com.

EPA Calls for Destruction Technologies; AirSCWO Is Already in the Field

On October 26, 2026, EPA Administrator Lee Zeldin launched the PFAS Technology, Evaluation, Coordination, and Harmonization (“PFAS TECH”) Strategy. The strategy aims to accelerate PFAS treatment and destruction technologies through funding, public-private partnerships and demonstrations at Superfund sites, military facilities, wastewater treatment plants and drinking water systems. EPA named supercritical water oxidation among the technologies it intends to advance, and plans to issue funds through its STAR and SBIR programs.

The Company’s updated presentation shows AirSCWO already operating in each of the settings EPA named:

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Military: A U.S. Army Corps of Engineers ERDC technical report (TR-26-19), authored and validated by Arcadis, documented 99.9993% total PFAS destruction in AFFF. The Defense Innovation Unit’s August 2026 Success Memo opens a path to follow-on production awards across federal agencies.

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Wastewater plants: The Company’s first Waste Destruction Services hub sits at the City of Orlando’s Iron Bridge Water Reclamation Facility, and a mobile AirSCWO campaign for the City of St. Cloud, MN processed four feedstocks, including PFAS-laden spent GAC.

•	Drinking water: AirSCWO is designed to process spent GAC and ion exchange resin directly, the media utilities are installing to meet EPA’s 4 ppt limits for PFOA and PFOS.

“EPA has now said publicly what we have been demonstrating for years: capturing PFAS is not the end of the problem, and destruction technologies like supercritical water oxidation are critical,” said Danny Bogar, CEO of 374Water. “Our updated presentation shows where AirSCWO already is: validated by the Army Corps of Engineers, cleared for follow-on federal awards, and proven on real waste in Florida and Minnesota, with our Orange County, California system scheduled for deployment in November. We look forward to working with EPA, the Department of Defense and our utility partners as PFAS TECH moves from strategy to deployment.”

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Investor Presentation Highlights

Business line	Project	Status
Waste Destruction Services	Orlando hub, Iron Bridge Water Reclamation Facility	Completing construction; ~88,000 gal of on-site storage; Arcadis intends to use it for AFFF destruction
Mobile WDS	City of St. Cloud, MN, with Barr Engineering Co.	$600K contract completed September 2026; 96 PFAS species tracked
AirSCWO Sales & Operations	Orange County Sanitation District, CA	Factory Acceptance Test passed Q2 2026; deployment planned November 2026
AirSCWO Sales & Operations	City of Olathe, KS	~$4.8M order for equipment and operations

374Water destroys waste through fee-for-service Waste Destruction Facility, Mobile WDS campaigns at customer sites, and AirSCWO system sales and operations.  Modular design allows for easier maintenance, larger scaling, more cost effective operations, and faster R&D.  The mobile system has the full destruction capability of our installed systems, with the ability to deploy rapidly and stay until the job is done.

One technology, two systems: Mobile AirSCWO for on-site campaigns (left) and Modular & Scalable AirSCWO for permanent sites and hubs (right). Source: 374Water Investor Presentation

Roughly 10 million gallons of AFFF waiting to be destroyed, from firefighting-foam stockpiles held by the Department of Defense, refineries, airports, fire departments and the merchant fleet, each facing phase-out deadlines between 2026 and 2029.

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Source: 374Water Investor Presentation

Biosolids: a national problem without a solution. U.S. wastewater plants produce about 16,000 dry tons of biosolids a day, and land application is the largest outlet at 46%. Maine and Connecticut have banned land application, and Virginia will restrict it from July 2027 based on PFOS and PFOA levels. Regional coalitions in California, Florida, South Carolina and Michigan are forming to solve it at scale, the market the Company’s next growth horizon targets.

Source: 374Water Investor Presentation.

Validated performance. Across 42 PFAS compounds, AirSCWO achieved 99.9993% total destruction and removal efficiency, treated effluent met EPA maximum contaminant levels for all regulated PFAS, and fluorinated stack emissions were near zero without secondary air-pollution abatement. The Company has processed more than 200 waste types to date.

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Source: 374Water Investor Presentation (USACE ERDC TR-26-19).

About 374Water

374Water Inc. (NASDAQ: SCWO) is a cleantech and environmental services company deploying supercritical water oxidation technology for the destruction of organic waste streams within the industrial, municipal, and federal markets. 374Water’s AirSCWO technology is designed to efficiently destroy and mineralize a broad spectrum of nonhazardous and hazardous organic wastes, producing safe dischargeable water streams, safe mineral effluent, safe vent gas, and recoverable heat energy. 374Water’s AirSCWO technology has the potential to assist its customers to meet discharge requirements, reduce or eliminate disposal costs, remove bottlenecks, and reduce litigation and other risks. 374Water continues to be a leader in innovative waste treatment solutions, dedicated to creating a greener future and eradicating harmful pollutants. Learn more by visiting www.374water.com and follow us on LinkedIn.

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Forward-Looking Statements

Certain statements in this communication are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, as amended. Words such as “anticipate,” “believe,” “confidence,” “could,” “design,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “potential,” or other comparable terminology are intended to identify forward-looking statements. 374Water has based these forward-looking statements on its current expectations, assumptions, estimates, beliefs, and projections. While 374Water believes these expectations, assumptions, estimates, and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which involve factors or circumstances that are beyond 374Water’s control. These forward-looking statements are subject to risks and uncertainties, including those discussed under “Risk Factors” in 374Water’s Form 10-K for the year ended December 31, 2025, and in 374Water’s subsequent filings and reports with the SEC. The forward-looking statements herein are made only as of the date they were first issued, and unless otherwise required by laws, 374Water disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investor Relations Contact

Belton Copp

Vice President, Investor Relations

Direct: 401-419-1545

Belton.Copp@374water.com

www.374Water.com

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